Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan, Forge Global Holdings, Inc., 2022 Employee Stock Purchase Plan, and Amended and Restated Forge Global, Inc. 2018 Equity Incentive Plan of our report dated March 21, 2022, with respect to the consolidated financial statements of Forge Global, Inc. included in Forge Global Holdings, Inc.’s Form 8-K, filed with the Securities and Exchange Commission on March 25, 2022.

/s/ Ernst & Young LLP

San Francisco, California

May 25, 2022